Exhibit 10.3

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

License Agreement

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is effective as of February 27, 2013 (the “Effective Date”), and is by and between the University of Cincinnati, a state institution of higher education organized under Section 3361 of the Ohio Revised Code, having an address at 51 Goodman Dr., Suite 240, Cincinnati, OH 45221-0829, (“UC”) and Chelexa BioSciences, Inc., with an address at 239 South Street, Hopkinton, MA 01748 (the “Company”).

In consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, UC and the Company (individually referred to as a “Party” and collectively referred to as the “Parties”) hereto agree to the following terms and conditions:

Article 1. Definitions

For all purposes of this Agreement the following terms, as used herein, will have the meanings specified below:

1.1	“Affiliate” means any corporation or other business entity that is owned and/or controlled by the Company. Unless otherwise specified, the term Company includes Affiliates.

1.2	“Invention” means any innovation, improvement, development, discovery, and information relating thereto, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable as described in UC Disclosure #[*], “[*].”

1.3	“Patent Rights” means any patent applications based on the Invention, and any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions, and renewals thereof, all patents which may be granted thereon, and all reissues, reexaminations, extensions, patents of additions and patents of importation thereof, including specifically the following nendina atent applications:

Jurisdiction	Serial #	Title
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

1.4	“Know-how” means any and all proprietary information, methods, processes, techniques and data, which are necessary or useful for the manufacture, use or sale of any Licensed Product (as defined below) and which comprise Confidential Information (as defined herein in Article 10, below).

1.5	“Invention Rights” means collectively and individually Patent Rights and Know-How.

1.6	“Licensed Product” means any and all products and processes, (i) in the jurisdiction where such products and processes are being manufactured, used, offered for sale, sold or imported which could not be manufactured, used, offered for sale, sold or imported without infringing one or more claims of the Patent Rights, or (ii) are manufactured, used or sold, in whole or in part, through the use of the Invention Rights.

1.7	“Net Sales” means the aggregate gross revenues derived by the Company from the sale of the Licensed Products to, and practice of the Licensed Product for, an unaffiliated third party in an arm’s length transaction, less credits granted on account of price adjustments, recalls, rejections or return of items previously sold, and excises, sales taxes, duties or other taxes imposed upon and paid with respect to such sales.

1.8	“Non-Royalty Sublicense Income” means sublicense issue fees, sublicense maintenance fees, sublicense milestone payments, and similar non-royalty payments made by sublicensee to Company on account of sublicenses pursuant to this Agreement.

1.9	“Field” means inclusive of all commercial applications in the Use of Zinc Chelators to Inhibit Biofilm Formation.

1.10	“Territory” means inclusive of all global commercial markets.

1.11	“Term” means the period beginning on the Effective Date and extending to the earlier of May 31, 2025 or the last to expire patent in the Patent Rights. Company has first right of refusal to renew “Term” if Company so decides.

1.12	“Fiscal Year” means the twelve (12) month period from January 1 to December 31.

1.13	“Calendar Quarter” means the three (3) months ending on the last day of March, June, September and December of each calendar year as defined in Fiscal Year.

1.14	“Enabling Technology” means any and all additional licenses and rights which are not licensed to the Company under this Agreement and which are required by the Company for the exercise of the Patent Rights or the manufacture of the Licensed Products hereunder.

1.15	Progress Report” means a written report describing the Company’s progress on operations, research and development, clinical requirements, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent Fiscal Year and plans for the forthcoming year.

Article 2. Grant of License

2.1	Grant. UC hereby grants to the Company, during the Term, a royalty-bearing exclusive license to UC’s rights to make, use, have made, import, offer for sale, and sell the Licensed Product within the Territory in the Field. Such license shall include the right to grant sublicenses within the Territory in the Field.

2.2	Reservation of Rights. The license granted herein is subject to the rights, if any, of the United States government and to a reservation of the right of UC to use the Invention Rights for internal, academic research and educational purposes.

Article 3. Sublicenses

3.1	UC also grants to the Company the right to issue exclusive and nonexclusive sublicenses (with the right to further sublicense) to third parties to make, use, have made, import, offer for sale, and sell the Licensed Product within the Territory and the Field in which the Company has exclusive rights under this Agreement.

3.2	Each sublicense granted by the Company or its sublicensees under this Agreement shall be embodied in a written document and all relevant terms of this Agreement shall apply to each such sublicense to the same extent as they apply to the Company unless otherwise agreed to in writing by UC. Among other things, the Company and its sublicensees shall include reporting and audit provisions substantially similar to the reporting and audit requirements placed on the Company under this Agreement.

3.3	The Company and its sublicensees shall make commercially reasonable efforts to enforce the terms and conditions of any sublicense agreements. Copies of all sublicense agreements shall be provided to UC within thirty (30) days of execution of each sublicense. The Company hereby assumes responsibility for the performance of all obligations so imposed on its sublicensees by this Agreement and will itself pay and account to UC for all payments and reports due under this Agreement which may accrue by reason of the operations of each sublicense, as if it were the Company’s own commercial activity.

3.4	The Company and its sublicensees shall provide, in all sublicenses granted by it under this Agreement that the Company’s interest in such sublicenses shall terminate upon termination of this Agreement as provided in Article 12.5.

Article 4. Fees and Royalties

4.1	Annual License Maintenance Fee. Company shall pay to UC the sum of [*] ([*]USD) on May 1, 2013, on the one year anniversary after the Effective Date and continuing annually on each anniversary date of the Effective Date for the Term.

4.2	Royalty. The Company shall pay to UC during the Term a royalty of [*] ([*]%) of Net Sales.

4.3	Non-Royalty Sublicensing Income. Company shall pay to UC [*] ([*]%) of all Non-Royalty Sublicense Income.

4.4	On Net Sales of Licensed Products sold or disposed by a sublicensee of the Company or any sublicensee of a Company sublicensee, Company must pay to UC an earned royalty of [*]([*]%) as if these were Company’s Net Sales. All royalties received in excess of royalties due to UC under this Article 4.4 belong to Company.

4.5	Minimum Royalty. Starting with the Fiscal Year beginning on January 1, 2013 and for each Fiscal Year thereafter during the Term, the total annual royalty payable under Article 4.2 shall amount to a minimum of [*] dollars ($[*]). Should the actual running royalties paid under Article 4.2 fall short of this minimum amount, the difference shall be paid to UC by the Company when the royalty payment for the Fiscal Year is due.

4.6	Milestone Payments. The Company agrees to make the following payments to UC upon the first occurrence of each milestone event due to the actions of the Company or the Company’s sublicensee related to a Licensed Product:

Event	Payment
Issuance of the first Patent	$[*]
First sale of a Licensed Product by Company	$[*]

Article 5. Diligence

5.1	The Company agrees to work diligently in the development, production and marketing of Licensed Products within the global market and the respective discipline of biofilm prevention utilizing the Zinc Chelator DTPA and will for such purpose make available adequate resources and qualified personnel.

5.2	The Company shall use diligent efforts to effect introduction of the Company (or those of its sublicensees) branded products into commercial use as quickly as is reasonably possible, consistent with sound and reasonable business practices and judgment; thereafter, until the expiration of this Agreement, the Company and its sublicensees shall endeavor to keep branded products reasonably available to the public.

5.3	At any time after one (1) year from the Effective Date of this Agreement, UC may, at its sole option, terminate or render this license nonexclusive if, in UC’s judgment, the Progress Reports furnished by the Company do not demonstrate that the Company:

5.3.1	has put the licensed subject matter into commercial use in the global market (based on regulatory approval per country) hereby licensed, directly or through a sublicensee, and is keeping the licensed subject matter reasonably available to the public, or

5.3.2	is engaged in manufacturing, marketing or sublicensing activity which is reasonably expected to achieve the goals of Article 5.2.

Article 6. Warranty

6.1	Nothing in this Agreement shall be construed as:

6.1.1	A warranty or representation by UC as to the validity or scope of any of the Invention Rights;

6.1.2	An obligation of UC to bring or prosecute actions or suits against third parties;

6.1.3	A grant of rights to the Company to use any trademark or the name of UC in advertising, publicity or otherwise; or

6.1.4	Granting rights to the Company under rights of UC other than the Invention Rights, by implication, estoppel, or otherwise, regardless of whether such other UC rights are dominant or subordinate to any of the Invention Rights.

6.2	Except as expressly set forth in this Agreement, UC MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION BY COMPANY OR ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTION RIGHTS LICENSED UNDER THIS AGREEMENT OR INFORMATION, IF ANY, FURNISHED UNDER THIS AGREEMENT. SUCH INVENTION RIGHTS AND INFORMATION ARE PROVIDED AS IS, WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY THAT THE USE WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER RIGHTS, OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

Article 7. Records, Reports and Payments

7.1	The Company shall report to UC the date of first sale of a Licensed Product by Company or a sublicensee within thirty (30) days following that sale.

7.2	No later than sixty (60) days after the end of each Fiscal Year, the Company shall provide to UC a written annual Progress Report. If multiple technologies are covered by the license granted hereunder, the Progress Report shall provide the information set forth above for each technology. If UC believes in good faith that progress is not equal to that anticipated in the previous year’s plan, the Company shall explain the reasons for the difference and prepare and present a modified business plan for UC’s review and approval. The Company shall also provide any reasonable additional data UC requires to evaluate the Company’s performance.

7.3	The Company shall deliver to UC within sixty (60) days after the end of each Calendar Quarter a written report showing its sales of the Licensed Product as well as any payments from sublicensees and its computation of remuneration to UC due under this Agreement for such Calendar Quarter and at the same time make the payment of the remuneration due. If it had no sale of any Licensed Product by Company or a sublicensee the report shall so state. All Net Sales shall be segmented in each such report according to each UC technology in the Licensed Product. For payments by sublicensees, the report shall segment the payments by any applicable UC technology in the sublicensed product. The report shall include the rates of exchange used for conversion to US Dollars (USD) from the currency in which such sales were made.

7.3.1	In cases of sales outside the USA, royalty payments shall be made in net US Dollars. The amounts shall be calculated using currency exchange rates as set forth in The Wall Street Journal on the last day of the Calendar Quarter for which remuneration is due as noted in 7.3.

7.3.2	All payments due to UC from the Company shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on Company by the government of the country where the transactions occur or any political subdivision thereof with respect to any amounts payable to UC pursuant to this Agreement, and such taxes, assessments, or other charges shall be assumed by the Company. Late payments shall be subject to an interest charge of the lesser of one percent (1%) per month or the maximum allowed by law.

7.3.3	The Company shall keep full, true and accurate books of accounts based on good accounting principles and other records containing relevant information and data which may be necessary to ascertain and verify the remuneration payable to UC hereunder for a period of three (3) years following the year to which such records relate. During the Term and for a period of three (3) years following its termination, UC shall have the right to audit, or have an agent, accountant or other representative, audit such books, records and supporting data upon thirty (30) days notice. Any audit shall be at UC’s expense, except that the Company shall reimburse UC for the cost of the audit in the event that UC discovers an underpayment of ten percent (10%) or more of the amount due.

7.4	All matters relating to this Article 7 shall be subject to the confidentiality provisions of Article 10 and shall not be used for any purpose other than in connection with the examination by UC contemplated by this Article, nor shall any such information or material be disclosed to any person or entity other than UC’s outside or in-house counsel, accountants, officers and those personnel of each having a legitimate need to know.

Article 8. Patent Prosecution

8.1	The Company shall arrange for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in the Invention Rights by counsel of its own selection. The Company shall consult with UC as to the preparation, filing, prosecution and maintenance of such patent applications and patents and shall furnish to UC copies of documents relevant to any such preparation, filing, prosecution or maintenance. If the Company elects not to file, prosecute or maintain a patent application or patent included in the Invention Rights that is owned solely by UC or jointly by the Company and UC, UC shall be given the opportunity to do so at its own expense. Said Invention Right will be free and clear of this Agreement, and in the case of jointly-owned patents, the Company will retain its joint ownership rights and the Parties will have no duty of royalty or accounting to each other with respect to such jointly-owned patents.

8.2	UC agrees to cooperate fully with the Company in the preparation, filing, and maintenance of the patent applications and patents included within the Invention Rights. The Company agrees to promptly reimburse UC for any out-of-pocket expenses it may incur at the Company’s request under this Article 8 including but not limited to invoices for patent expenses totaling [*] ($[*]) incurred by the University, billed to 3G Biotech, LLC and paid by the Company in accordance with the following payment schedule:

8.2.1	[*] ($[*]) coincident with the execution of this agreement;
8.2.2	[*] ($[*]) on March 31, 2013;
8.2.3	[*] ($[*]) on April 30, 2013
8.2.4	[*] ($[*]) on May 31, 2013

8.3	If the Company chooses to discontinue its prosecution or payment of the continued filing, prosecution or maintenance of any particular patent application or patent within the Patent Rights it will so inform UC in sufficient time prior to implementation of such decision to allow UC to assume such duties. UC then shall have the right but not the obligation to file, prosecute, or maintain such patent or patent application at its own expense. In such a case said patent or patent application will be free and clear of this Agreement and UC will be free to exploit and to assign or license or otherwise dispose of any such patent or patent application to third parties without further obligation to the Company.

8.4	In the event that any claim of any patent application within the Patent Rights is canceled, abandoned, or otherwise disallowed by a final non appealable action of a Patent Office having jurisdiction, or in the event that any claim of any patent within the Patent Rights is held invalid or unenforceable by a non-appealable decision by any court of competent jurisdiction, such claim will be excluded from this Agreement as of the date of final disallowance or final decision of invalidity or non enforceability.

Article 9. Infringement

9.1	Each Party shall make reasonable efforts to report in writing to the other Party any infringement or suspected infringement of any right within the Invention Rights or unauthorized use or misappropriation of anything of value transferred hereunder by a third party of which it becomes aware during the Term, and, upon request shall provide the other Party with all available evidence in its possession supporting said infringement, suspected infringement or unauthorized use or misappropriation.

9.2	Except as provided in Article 9.3, the Company shall have the right but not the obligation to initiate an infringement suit or other appropriate action against any third party who at any time has infringed or is suspected of infringing of any right within the Invention Rights or who has misused or misappropriated anything of value transferred hereunder. The Company shall give UC sufficient advance written notice of its intent to initiate such action and the reasons therefor, and shall provide UC with an opportunity to make suggestions and comments regarding such action. The Company shall keep UC promptly informed of the status of any such action. The Company shall have the sole and exclusive right to select counsel for and shall pay all expenses of such action. UC shall offer reasonable assistance to the Company in connection therewith at no charge to The Company except for reimbursement of reasonable out-of-pocket expenses. The Company may settle any such action subject to prior approval of UC, which approval shall not be unreasonably withheld or delayed. Any damages, profits or awards of whatever nature recovered from such action shall be treated as Non-Royalty Sublicensing Income under this Agreement after the Company has been compensated for its reasonable costs actually incurred in connection with such action.

9.3	In the event that the Company does not (a) secure cessation of the infringement, (b) enter suit against the infringer, or (c) provide UC with evidence of bona fide negotiations for resolution of the claim, within nine (9) months of notice under Article 9.1 hereof, UC shall thereafter have the right but not the obligation to take action against the infringer at UC’s own expense. The Company shall offer reasonable assistance to UC in connection with such action at no charge to UC except for the reimbursement of reasonable out-of-pocket expenses. Any damages, profits or awards of whatever nature recovered from such action shall belong solely to UC.

Article 10. Confidentiality

10.1	In connection with this Agreement, it is acknowledged that each Party may disclose its confidential and proprietary information to the other Party. Any such information that is first disclosed in writing, or if first disclosed orally is later transmitted in written form, and is labeled as “Confidential” is referred to herein as “Confidential Information.”

10.2	Each Party hereto shall maintain the Confidential Information of the other Party in confidence, and shall not disclose or otherwise communicate such Confidential Information to others during the Term and for a period of three (3) years following termination, or use it for any purpose except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants or agents.

10.3	The provisions of Article 10.2 shall not apply to any Confidential Information disclosed hereunder which:

10.3.1	either was or will be lawfully disclosed to the recipient by an independent third party rightfully in possession of the Confidential Information; or

10.3.2	is public knowledge prior to or after its disclosure other than through acts of omission attributable to recipient; or

10.3.3	was independently known to the recipient prior to receipt from the disclosing party, as demonstrably documented in contemporaneous written records of the recipient or

10.3.4	is required to be disclosed by any of the Parties to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that such Party promptly notifies the other Party so as to permit such Party to take action to avoid and/or minimize the degree or such disclosure.

Article 11. Publication

11.1	UC reserves the right to publish the results of its research on the Invention. Before publishing, however, UC agrees to submit copies of any manuscript proposed for publication to the Company at least thirty (30) days in advance of the presentation or publication date, and if the Company asks to defer publication within thirty (30) days after receipt of the manuscript so that patent applications may be filed, UC shall not publish or otherwise disclose to any third party any of the information contained in the manuscript until such time as a patent application has been filed or the expiration of ninety (90) days from the date of disclosure to the Company, whichever occurs first.

Article 12. Termination

12.1	This Agreement will become effective on the Effective Date and will continue for the Term unless terminated earlier pursuant to the terms of this Agreement. This Agreement may not be terminated by either Party except in accordance with this Article 12.

12.2	The Company may terminate this Agreement at any time by providing twelve (12) months written notice to UC. Upon termination, a final report shall be submitted and any royalty payments and unreimbursed expenses due to UC become payable within 60 days after termination.

12.3	In the event that the Company shall be in default of any of its material obligations hereunder, UC may at its sole option: (a) terminate this Agreement or (b) convert any exclusive license hereunder to a non-exclusive license. This option (a) or (b) of UC shall be exercised by written notice to the Company specifying the nature of the default including the amount of royalties then due, if any, and shall be effective ninety (90) days following receipt of said notice by the Company unless the Company cures said default prior to the expiration of said period of ninety (90) days.

12.4	Upon termination:

12.4.1	The Company shall provide UC with the right to access any regulatory information filed with any US or foreign government agency with respect to the Licensed Product.

12.4.2	If the Company has filed patent applications or obtained patents to any modification or improvement to the Licensed Product within the scope of the Invention Rights, the Company agrees upon request to enter into good faith negotiations with UC or its future licensee(s) for the purpose of granting license rights to said modifications or improvements in timely fashion and under commercially reasonable terms and at the sole discretion of the Company.

12.5	Termination of this Agreement or conversion to a non-exclusive license as provided under Article 12.1 or 12.3 shall terminate any sublicenses which may have been previously granted by the Company, provided that any sublicensee may elect to obtain a license at terms no less favorable than this Agreement by advising UC in writing, within sixty (60) days after the sublicensee’s receipt of written notice of such termination or conversion, of its agreement to tender to UC all the performance (including obligations for payment) previously due to the Company under its sublicensing agreement with the Company. Any sublicense granted by the Company shall contain a provision corresponding to this Article 12.5.

12.6	Upon termination of this Agreement or conversion to a non-exclusive license as provided under Article 12.1 or 12.3, neither Party shall be relieved of any obligations incurred prior to such termination or conversion, and the obligations of the Parties under any provisions which by their nature are intended to survive any such termination or conversion shall survive and continue to be enforceable.

12.7	In the event that the Company shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it, UC shall have the right to terminate this entire Agreement immediately upon giving the Company written notice of such termination.

Article 13. Indemnification and Insurance

13.1	The Company agrees to defend UC at the Company’s cost and expense, and will indemnify and hold harmless UC from and against any and all losses, costs, damages, fees or expenses, including attorney’s fees arising out of or in connection with the manufacture, use, commercialization, marketing or sale by the Company and its transferees of the Licensed Products.

13.2	Beginning at such time as any such product or process is being commercially distributed or sold by the Company or by a sublicensee, or agent of the Company, the Company shall at its sole cost and expense procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 (USD) per incident and $2,000,000 (USD) annual aggregate. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Company’s indemnification under this Agreement.

If the Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 (USD) annual aggregate) such self-insurance program must be acceptable to UC. The minimum amounts of insurance coverage required shall not be construed to create a limit of the Company’s liability with respect to its indemnification under this Agreement.

13.3	The Company shall provide UC with written evidence of such insurance upon request of UC. The Company shall provide UC with written notice at least thirty (30) days prior to the cancellation, non-renewal or any material change in such insurance; if the Company or its sublicensee, or agent does not provide evidence to UC of replacement insurance providing comparable coverage within an additional thirty (30) day period, UC shall have the right to terminate this Agreement and any license hereunder effective at the end of such additional thirty (30) day period without notice or any additional waiting periods, notwithstanding Article 13.2 of this Agreement.

13.4	The Company shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product, other product, process or service relating to or developed pursuant to this Agreement is being commercially distributed or sold by the Company or by a sublicensee, or agent of the Company and (ii) for a reasonable period thereafter which in no event shall be less than fifteen (15) years.

Article 14. Notices

14.1	Any notice required or permitted under this Agreement shall be sufficiently made or given on the date of mailing if in writing and sent to such Party by registered or certified mail, postage prepaid or an overnight courier with signature required, addressed to it at its address below, or as it shall designate by written notice given to the other Party.

In the case of UC:	In the case of the Company:

Director of Intellectual Property University of Cincinnati P.O. Box 210829 Cincinnati, OH 45221-0829	Chelexa BioSciences, Inc. 239 South Street Hopkinton, MA 01748 Attn: President

Article 15. Miscellaneous

15.1	It is understood that UC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and that its obligations hereunder are contingent on compliance with all applicable United States export laws and regulations. The transfer of certain technical data and/or commodities may require a license from the cognizant agency of the United States Government and/or written assurances by the Company that the Company shall not export data or commodities to certain foreign countries without prior approval of such agency. UC neither represents nor warrants that a license shall not be required nor that, if required, it shall be issued. In any event, the Company specifically agrees not to export or re-export any information and/or technical data and/or products in violation of any applicable USA laws and/or regulations.

15.2	This Agreement shall be construed under and interpreted under the Laws of the State of Ohio, USA, except that questions affecting the construction and effect of any patent shall be determined by the national law of the country in which the patent has been granted.

15.3	In the event that either Party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lockout, failure of public utilities, government regulation or the like, such Party shall give notice to the other Party in writing promptly, and thereupon the affected Party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

15.4	The waiver by either Party of a breach or default of any provisions of this Agreement by the other Party must be in written form and signed by both Parties, and shall not be construed as a waiver of any succeeding breach of the same or any other provision.

15.5	This Agreement supersedes all prior agreements, written or oral, between the Company and UC and shall constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof.

15.6	This Agreement and each of its provisions shall be binding upon the Parties and may not be modified, amended or altered except by a writing signed by UC and the Company.

15.7	Neither Party may assign this Agreement without the prior written consent of the other Party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their properly and duly authorized officers or representatives as of the Effective Date.

University of Cincinnati (“UC”)		Chelexa BioSciences, Inc. p

By:	/s/ Geoffrey Pinski	By:	/s/ Kenneth L. Rice Jr.
Name:	Geoffrey Pinski	Name:	Kenneth L. Rice Jr.
Title:	Director	Title:	Executive Chairman
Date:	February 27, 2013	Date:	February 27, 2013